Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS THIRD QUARTER 2019 RESULTS

INCREASES ACQUISITION GUIDANCE TO $650 MILLION TO $700 MILLION

Bloomfield Hills, MI, October 21, 2019 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended September 30, 2019. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2019 Financial and Operating Highlights:

▪	Invested $252.1 million in 74 net lease properties with 81.6% of rent derived from investment grade retailers
▪	Completed four development and Partner Capital Solutions (“PCS”) projects
▪	Net Income per share attributable to the Company increased 1.0% to $0.48
▪	Net Income attributable to the Company increased 32.2% to $20.6 million
▪	Increased Core Funds from Operations (“Core FFO”) per share 8.8% to $0.78
▪	Increased Core FFO 42.2% to $33.4 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 7.1% to $0.77
▪	Increased AFFO 40.0% to $32.7 million
▪	Declared a quarterly dividend of $0.570 per share, a 5.6% year-over-year increase
▪	Raised $33.0 million in gross proceeds from the sale of 444,228 shares of common stock through its at-the-market equity program (“ATM Program”)
▪	Balance sheet well-positioned at 5.1 times net debt to recurring EBITDA

Financial Results

Net Income

Net Income attributable to the Company for the three months ended September 30, 2019 increased 32.2% to $20.6 million, compared to $15.6 million for the comparable period in 2018. Net Income per share attributable to the Company for the three months ended September 30, 2019 increased 1.0% to $0.48, compared to $0.48 per share for the comparable period in 2018.

Net Income attributable to the Company for the nine months ended September 30, 2019 increased 27.9% to $57.5 million, compared to $45.0 million for the comparable period in 2018. Net Income per share attributable to the Company for the nine months ended September 30, 2019 decreased 0.7% to $1.41, compared to $1.42 per share for the comparable period in 2018.

Core Funds from Operations

Core FFO for the three months ended September 30, 2019 increased 42.2% to $33.4 million, compared to Core FFO of $23.5 million for the comparable period in 2018. Core FFO per share for the three months ended September 30, 2019 increased 8.8% to $0.78, compared to Core FFO per share of $0.72 for the comparable period in 2018.

Core FFO for the nine months ended September 30, 2019 increased 37.0% to $92.9 million, compared to Core FFO of $67.8 million for the comparable period in 2018. Core FFO per share for the nine months ended September 30, 2019 increased 6.4% to $2.27, compared to Core FFO per share of $2.13 for the comparable period in 2018.

1

Adjusted Funds from Operations

AFFO for the three months ended September 30, 2019 increased 40.0% to $32.7 million, compared to AFFO of $23.4 million for the comparable period in 2018. AFFO per share for the three months ended September 30, 2019 increased 7.1% to $0.77, compared to AFFO per share of $0.72 for the comparable period in 2018.

AFFO for the nine months ended September 30, 2019 increased 35.1% to $91.0 million, compared to AFFO of $67.4 million for the comparable period in 2018. AFFO per share for the nine months ended September 30, 2019 increased 4.9% to $2.22, compared to AFFO per share of $2.12 for the comparable period in 2018.

Dividend

The Company paid a cash dividend of $0.570 per share on October 11, 2019 to stockholders of record on September 27, 2019, a 5.6% increase over the $0.540 quarterly dividend declared in the third quarter of 2018. The quarterly dividend represents payout ratios of approximately 73% of Core FFO per share and 74% of AFFO per share, respectively.

For the nine months ended September 30, 2019, the Company declared dividends of $1.695 per share, a 5.9% increase over the dividends of $1.600 per share declared for the comparable period in 2018. The dividend represents payout ratios of approximately 75% of Core FFO per share and 76% of AFFO per share, respectively.

CEO Comments

“We are very pleased with another extremely strong quarter of execution,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “While achieving near record quarterly acquisition volume, we continued our mission to create the country’s highest quality retail portfolio, with more than 85% of rent acquired during the quarter derived from leading investment grade retailers. Given our strong year-to-date acquisition activity and improved visibility into the pipeline for the remainder of 2019, we are increasing our full-year acquisition guidance to a range of $650 million to $700 million.”

Portfolio Update

As of September 30, 2019, the Company’s growing portfolio consisted of 789 properties located in 46 states totaling approximately 14.0 million square feet of gross leasable space.

The portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 10.2 years, and generated 56.9% of annualized base rents from investment grade retail tenants or parent entities thereof.

Ground Lease Portfolio

As of September 30, 2019, the Company’s ground lease portfolio consisted of 60 properties located in 23 states and totaled approximately 2.0 million square feet of gross leasable space. Properties ground leased to tenants accounted for 8.6% of annualized base rents.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.9 years, and generated 89.6% of annualized base rents from investment grade retail tenants or parent entities thereof.

2

Acquisitions

Total acquisition volume for the third quarter of 2019, excluding acquisition and closing costs, was approximately $246.2 million and included 68 assets net leased to notable retailers operating in the off-price retail, convenience store, auto parts, tire and auto service, dollar store, home improvement, pharmacy, and farm and rural supply sectors. The properties are located in 27 states and leased to tenants operating in 16 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.0%, had a weighted-average remaining lease term of approximately 12.3 years, and approximately 85.5% of annualized base rents were generated from investment grade retail tenants or parent entities thereof. Notable acquisition activity during the third quarter included a CVS in downtown Greenwich, Connecticut and a Mariano’s guaranteed by The Kroger Co. near Chicago, Illinois.

For the nine months ended September 30, 2019, total acquisition volume, excluding acquisition and closing costs, was approximately $563.3 million. The 147 acquired properties are located in 37 states and leased to 45 diverse tenants who operate in 22 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.9% and had a weighted-average remaining lease term of approximately 11.9 years, and approximately 78.0% of annualized base rents were generated from investment grade retail tenants or parent entities thereof.

The Company’s outlook for acquisition volume for the full-year 2019 is being increased to a range of $650 million to $700 million of high-quality retail net lease properties. The Company’s acquisition guidance, which assumes continued growth in economic activity, positive business trends and other significant assumptions, is being increased from a previous range of $625 million to $675 million.

Dispositions

During the third quarter, the Company sold three properties for gross proceeds of approximately $8.0 million. The dispositions were completed at a weighted-average capitalization rate of 6.8%.

During the nine months ended September 30, 2019, the Company divested nine properties for total gross proceeds of $35.4 million. The weighted-average capitalization rate of the dispositions was 7.2%.

The Company’s disposition guidance for 2019 remains between $50 million and $75 million.

3

Development and Partner Capital Solutions

In the third quarter of 2019, the Company completed four previously announced development and PCS projects, including the Company’s third and fourth developments with Sunbelt Rentals in Georgetown, Kentucky and Carrizo Springs, Texas; the Company’s first development with Gerber Collision in Round Lake, Illinois; and the Company’s redevelopment of the former Kmart space in Mount Pleasant, Michigan for Hobby Lobby. The projects had total aggregate costs of approximately $12.2 million.

The Company commenced one new development project during the third quarter. The project is the Company’s first development with Tractor Supply in Hart, Michigan, and is expected to be completed in the second quarter of 2020.

Construction continued during the third quarter on the Company’s redevelopment of the former Kmart space in Frankfort, Kentucky for ALDI, Big Lots and Harbor Freight Tools.

For the nine months ended September 30, 2019, the Company had 10 development or PCS projects completed or under construction. Anticipated total costs are approximately $32.3 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q1 2019	Complete
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q1 2019	Complete
Sunbelt Rentals	Maumee, OH	Build-to-Suit	10 years	Q1 2019	Complete
Sunbelt Rentals	Batavia, OH	Build-to-Suit	10 years	Q2 2019	Complete
Sunbelt Rentals	Georgetown, KY	Build-to-Suit	15 years	Q3 2019	Complete
Gerber Collision	Round Lake, IL	Build-to-Suit	15 years	Q3 2019	Complete
Sunbelt Rentals	Carrizo Springs, TX	Build-to-Suit	10 years	Q3 2019	Complete
Hobby Lobby	Mt. Pleasant, MI	Build-to-Suit	15 years	Q3 2019	Complete
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Under Construction
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Under Construction
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q2 2020	Under Construction
Tractor Supply	Hart, MI	Build-to-Suit	10 years	Q2 2020	Under Construction

4

Leasing Activity and Expirations

During the third quarter, the Company executed new leases, extensions or options on approximately 148,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included an approximately 30,800-square foot Best Buy in Sanford, Florida, which was executed commensurate with the acquisition of the property.

For the nine months ended September 30, 2019, the Company executed new leases, extensions or options on approximately 315,000 square feet of gross leasable area throughout the existing portfolio.

At quarter end, the Company’s 2019 lease maturities represented 0.2% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of September 30, 2019, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2019	3	418	0.2%	27	0.2%
2020	11	1,969	1.0%	164	1.2%
2021	26	5,228	2.7%	313	2.2%
2022	22	4,064	2.1%	367	2.6%
2023	39	7,158	3.6%	719	5.1%
2024	40	11,881	6.0%	1,323	9.4%
2025	47	10,569	5.4%	948	6.8%
2026	60	10,281	5.2%	1,014	7.2%
2027	64	15,671	8.0%	1,176	8.4%
2028	63	17,584	8.9%	1,306	9.3%
Thereafter	493	111,966	56.9%	6,679	47.6%
Total Portfolio	868	$196,789	100.0%	14,036	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of September 30, 2019 but that had not yet commenced. For the three expirations occurring in 2019, one replacement lease had been executed as of September 30, 2019.
Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of September 30, 2019, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is frequently useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

5

Top Tenants

The Company added Home Depot to its top tenants in the third quarter of 2019. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2019:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Sherwin-Williams	$10,001	5.1%
Walmart	8,530	4.3%
Walgreens	7,372	3.7%
TJX Companies	7,270	3.7%
Tractor Supply	5,894	3.0%
Dollar General	5,712	2.9%
LA Fitness	5,644	2.9%
CVS	5,530	2.8%
Best Buy	5,098	2.6%
O'Reilly Auto Parts	4,518	2.3%
Lowe's	4,215	2.1%
Sunbelt Rentals	3,938	2.0%
Dollar Tree	3,918	2.0%
Wawa	3,793	1.9%
AutoZone	3,726	1.9%
TBC Corporation	3,627	1.8%
Mister Car Wash	3,510	1.8%
Hobby Lobby	3,362	1.7%
Home Depot	3,118	1.6%
Burlington	3,097	1.6%
Dave & Buster's	3,052	1.6%
Other(2)	91,864	46.7%
Total Portfolio	$196,789	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.
Bolded and italicized tenants represent additions for the three months ended September 30, 2019.
(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

6

Retail Sectors

The following table presents annualized base rents for the Company’s top retail sectors that represent 2.5% or greater of the Company’s total annualized base rent as of September 30, 2019:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Home Improvement	$20,167	10.2%
Tire and Auto Service	15,164	7.7%
Pharmacy	14,272	7.3%
Grocery Stores	13,045	6.6%
Off-Price Retail	12,578	6.4%
Convenience Stores	12,289	6.2%
Auto Parts	9,468	4.8%
Dollar Stores	8,422	4.3%
General Merchandise	7,791	4.0%
Health and Fitness	7,747	3.9%
Farm and Rural Supply	6,996	3.6%
Restaurants - Quick Service	6,708	3.4%
Consumer Electronics	6,454	3.3%
Crafts and Novelties	5,741	2.9%
Warehouse Clubs	4,988	2.5%
Other(2)	44,959	22.9%
Total Portfolio	$196,789	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes sectors generating less than 2.5% of Annualized Base Rent.

7

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of September 30, 2019:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Michigan	$16,228	8.2%
Texas	14,111	7.2%
Florida	12,459	6.3%
Illinois	12,030	6.1%
Pennsylvania	10,721	5.4%
Ohio	9,576	4.9%
New Jersey	8,688	4.4%
Virginia	7,840	4.0%
Georgia	7,060	3.6%
Missouri	6,426	3.3%
Wisconsin	6,410	3.3%
Louisiana	5,774	2.9%
North Carolina	5,513	2.8%
Other(2)	73,953	37.6%
Total Portfolio	$196,789	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes states generating less than 2.5% of Annualized Base Rent.

8

Capital Markets and Balance Sheet

Capital Markets

In April 2019, the Company commenced a follow-on public offering of 3,162,500 shares of common stock in connection with forward sale agreements. Upon settlement, the offering is anticipated to raise net proceeds of approximately $197.4 million after deducting fees and expenses. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchasers. When deducting the anticipated net proceeds of $197.4 million from the Company’s net debt of $921.1 million, the Company’s proforma net debt to recurring EBITDA is 4.0 times.

In July 2019, the Company entered into a new $400.0 million ATM Program through which the Company may, from time to time, sell shares of common stock.  In addition to selling shares of common stock, the Company may enter into forward sale agreements through its ATM Program. The Company uses the proceeds generated from its ATM Program for general corporate purposes, including funding our investment activity, the repayment or refinancing of outstanding indebtedness, working capital and other general purposes.

During the quarter ended September 30, 2019, the Company sold 444,228 shares of common stock through its new ATM Program at an average price of $74.30, raising gross proceeds of approximately $33.0 million.

Balance Sheet

As of September 30, 2019, the Company’s net debt to recurring EBITDA was 5.1 times and its fixed charge coverage ratio was 4.3 times. The Company’s total debt to enterprise value was 23.0%. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and nine months ended September 30, 2019, the Company’s fully diluted weighted-average shares outstanding were 42.3 million and 40.6 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2019 were 41.8 million and 40.0 million, respectively.

For the three and nine months ended September 30, 2019, the Company’s fully diluted weighted-average shares and units outstanding were 42.7 million and 41.0 million, respectively. The basic weighted-average shares and units outstanding for the three and nine months ended September 30, 2019 were 42.2 million and 40.3 million, respectively.

The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2019, there were 347,619 operating partnership units outstanding and the Company held a 99.2% interest in the operating partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, October 22, 2019 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

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About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of September 30, 2019, the Company owned and operated a portfolio of 789 properties, located in 46 states and containing approximately 14.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company’s website at www.agreerealty.com.

All information in this press release is as of October 21, 2019. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

10

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	September 30, 2019	December 31, 2018
Assets:
Real Estate Investments:
Land	$713,711	$553,704
Buildings	1,510,423	1,194,985
Accumulated depreciation	(121,444)	(100,312)
Property under development	16,238	12,957
Net real estate investments	2,118,928	1,661,334
Real estate held for sale, net	7,928	-
Cash and cash equivalents	9,353	53,955
Cash held in escrows	1,449	20
Accounts receivable - tenants	25,495	21,547
Lease intangibles, net of accumulated amortization of $82,297 and $62,543 at September 30, 2019 and December 31, 2018, respectively	335,840	280,153
Other assets, net	24,328	11,180
Total Assets	$2,523,321	$2,028,189

Liabilities:
Mortgage notes payable, net	$58,423	$60,926
Unsecured term loans, net	237,984	256,419
Senior unsecured notes, net	384,171	384,064
Unsecured revolving credit facility	248,000	19,000
Dividends and distributions payable	24,353	21,031
Accounts payable, accrued expenses and other liabilities	52,644	21,045
Lease intangibles, net of accumulated amortization of $18,607 and $15,177 at September 30, 2019 and December 31, 2018, respectively	27,332	27,218
Total Liabilities	$1,032,907	$789,703

Equity:
Common stock, $.0001 par value, 90,000,000 shares authorized, 42,412,827 and 37,545,790 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	$4	$4
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	1,556,124	1,277,592
Dividends in excess of net income	(54,841)	(42,945)
Accumulated other comprehensive income (loss)	(13,068)	1,424
Total Equity - Agree Realty Corporation	$1,488,219	$1,236,075
Non-controlling interest	2,195	2,411
Total Equity	$1,490,414	$1,238,486
Total Liabilities and Equity	$2,523,321	$2,028,189

11

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues
Rental Income	$48,020	$33,971	$135,240	$99,279
Other	55	82	102	173
Total Revenues	$48,075	$34,053	$135,342	$99,452

Operating Expenses
Real estate taxes	$3,674	$2,824	$11,016	$7,825
Property operating expenses	1,598	978	4,832	3,655
Land lease expense	354	172	922	511
General and administrative	3,832	2,947	11,746	8,994
Depreciation and amortization	11,897	8,142	32,597	23,949
Provision for impairment	-	488	1,609	1,651
Total Operating Expenses	$21,355	$15,551	$62,722	$46,585

Income from Operations	$26,720	$18,502	$72,620	$52,867

Other (Expense) Income
Interest expense, net	$(8,352)	$(6,538)	$(23,363)	$(17,965)
Gain (loss) on sale of assets, net	2,597	3,917	8,973	10,949
Income tax expense	(184)	(125)	(210)	(391)

Net Income	$20,781	$15,756	$58,020	$45,460

Less Net Income Attributable to Non-Controlling Interest	170	170	498	499

Net Income Attributable to Agree Realty Corporation	$20,611	$15,586	$57,522	$44,961

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.49	$0.49	$1.43	$1.43
Diluted	$0.48	$0.48	$1.41	$1.42

Other Comprehensive Income
Net Income	$20,781	$15,756	$58,020	$45,460
Changes in fair value of interest rate swaps	(7,418)	454	(14,617)	3,166
Realized gain (loss) on settlement of interest rate swaps	-	-	802	-
Total Comprehensive Income	13,363	16,210	44,205	48,626
Comprehensive Income Attributable to Non-Controlling Interest	(109)	(174)	(367)	(534)
Comprehensive Income Attributable to Agree Realty Corporation	$13,254	$16,036	$43,838	$48,092

Weighted Average Number of Common Shares Outstanding - Basic	41,832,457	31,758,925	39,992,703	31,131,530
Weighted Average Number of Common Shares Outstanding - Diluted	42,318,042	32,287,352	40,625,441	31,471,251

12

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net Income	$20,781	$15,756	$58,020	$45,460
Depreciation of rental real estate assets	8,866	6,156	24,785	17,745
Amortization of lease intangibles - in-place leases and leasing costs	2,965	1,966	7,618	6,141
Provision for impairment	-	488	1,609	1,651
(Gain) loss on sale of assets, net	(2,597)	(3,917)	(8,973)	(10,949)
Funds from Operations	$30,015	$20,449	$83,059	$60,048
Amortization of above (below) market lease intangibles, net	3,381	3,038	9,882	7,794
Core Funds from Operations	$33,396	$23,487	$92,941	$67,842
Straight-line accrued rent	(1,975)	(1,138)	(5,165)	(3,344)
Deferred tax expense (benefit)	-	-	(475)	-
Stock based compensation expense	1,033	850	2,972	2,375
Amortization of financing costs	176	135	541	433
Non-real estate depreciation	66	20	194	63
Adjusted Funds from Operations	$32,696	$23,354	$91,008	$67,369

Funds from Operations per common share - Basic	$0.71	$0.64	$2.06	$1.91
Funds from Operations per common share - Diluted	$0.70	$0.63	$2.03	$1.89

Core Funds from Operations per common share - Basic	$0.79	$0.73	$2.30	$2.16
Core Funds from Operations per common share - Diluted	$0.78	$0.72	$2.27	$2.13

Adjusted Funds from Operations per common share - Basic	$0.78	$0.73	$2.26	$2.14
Adjusted Funds from Operations per common share - Diluted	$0.77	$0.72	$2.22	$2.12

Weighted Average Number of Common Shares and Units Outstanding - Basic	42,180,076	32,106,544	40,340,322	31,479,149
Weighted Average Number of Common Shares and Units Outstanding - Diluted	42,665,661	32,634,971	40,973,060	31,818,870

Supplemental Information:
Scheduled principal repayments	$543	$838	$2,150	$2,486
Capitalized interest	118	88	321	381
Capitalized building improvements	240	966	1,200	1,042

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations.

FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under GAAP and Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below- market lease intangibles, the utility of FFO as a financial performance measure can be diminished.  Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of the Company’s performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

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Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,
	2019
Net Income	$20,781
Interest expense, net	8,352
Income tax expense	184
Depreciation of rental real estate assets	8,866
Amortization of lease intangibles - in-place leases and leasing costs	2,965
Non-real estate depreciation	66
(Gain) loss on sale of assets, net	(2,597)
EBITDAre	$38,617

Run-Rate Impact of Investment and Disposition Activity	$2,782
Amortization of above (below) market lease intangibles, net	3,381
Recurring EBITDA	$44,780

Annualized Recurring EBITDA	$179,120

Total Debt	$931,867
Cash, cash equivalents and cash held in escrows	(10,802)
Net Debt	$921,065

Net Debt to Recurring EBITDA	5.1	x

Net Debt	$921,065
Anticipated Net Proceeds from April 2019 Forward Equity Offering	(197,356)
Proforma Net Debt	$723,709

Proforma Net Debt to Recurring EBITDA	4.0	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors.  Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company.  Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the April 2019 Forward Equity Offering (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the April 2019 Forward Equity Offering on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

April 2019 Forward Equity Offering

In April 2019, the Company commenced a follow-on public offering of 3,162,500 shares of common stock in connection with forward sale agreements. Upon settlement, the offering is anticipated to raise net proceeds of approximately $197.4 million. The anticipated net proceeds are calculated as the 3,162,500 shares of common stock multiplied by the applicable forward sale price as of September 30, 2019. The applicable forward sale price is equal to the public offering price of $65.85, less underwriting discounts and commissions, and other certain adjustments as provided in the forward sale agreements. The Company is contractually obligated to settle the April 2019 Forward Equity Offering by May 1, 2020.

14

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Rental Income Source(1)
Minimum rents(2)	$44,558	$32,311	$124,789	$92,890
Percentage rents(2)	-	-	287	216
Operating cost reimbursement(2)	4,868	3,560	14,881	10,615
Straight-line rental adjustments(3)	1,975	1,138	5,165	3,352
Amortization of (above) below market lease intangibles(4)	(3,381)	(3,038)	(9,882)	(7,794)
Total Rental Income	$48,020	$33,971	$135,240	$99,279

(1)   The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019.  The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations.  The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)   Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting.  The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)   Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)   In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.  Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income and has reclassified prior periods for comparability.

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